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Exhibit 23.1




                          Consent of Ernst & Young LLP



We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-88794) and related Prospectus of AmerUs Group Co. for the registration of $185,000,000 of Optionally Convertible Equity-linked Accreting Notes (OCEANs(SM)) due March 6, 2032 and Common Stock Issuable Upon Conversion or Deliverable Upon Exchange of the OCEANs, and to the incorporation by reference therein of our reports dated February 5, 2002, with respect to the consolidated financial statements and schedules of AmerUs Group Co. included in its Annual Report (Form 10-K) and for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


Des Moines, Iowa                                          /s/ Ernst & Young LLP
September 17, 2002